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                         SUBORDINATED SECURED PROMISSORY NOTE


$475,000                                                       January 27, 1998



     FOR VALUE RECEIVED, JALATE, LTD., a California corporation (herein, "MAKER"), hereby promises to pay to William M. DeArman (herein, "HOLDER") or to order the principal sum of Four Hundred Seventy Five Thousand Dollars ($475,000), with interest on the unpaid principal balance outstanding from time to time, computed at a per annum rate of ten percent (10%), commencing as from the date hereof until January 31, 2000 ("MATURITY DATE"), when all amounts then remaining unpaid, together with all accrued and unpaid interest thereon, shall be due and payable. Interest accrued hereon shall be paid on the last business day of January, April, July and October, commencing April 30, 1998. The principal amount hereof shall be repaid in four (4) equal quarterly installments, commencing as from April 30, 1999, and continuing until the Maturity Date when all other amounts then remaining unpaid (principal, interest and other) shall become due and payable. All payments are to be made in lawful money of the United States of America to Holder at 3100 Texas Commerce Tower, Houston, Texas 77002 (c/o Sanders Morris Mundy Inc., Attn: Chris Hoeller) or at such other place as Holder shall designate in writing to Maker.

     Upon Maker's failure to pay any amount owing hereon as and when due, such amount due hereunder together with the accrued interest thereon shall to the extent not in violation of any applicable laws, bear interest at five percent (5%) per annum in excess of the rate otherwise applicable thereto ("DEFAULT RATE") until such amount is paid, it being acknowledged and agreed that the imposition of a higher rate of interest as herein provided for failure to pay an amount owing hereunder shall not preclude Holder from accelerating the

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entire amount due hereunder as a result of such non-payment, and upon any such acceleration, the amount so accelerated shall, to the extent not in violation of any applicable laws, bear interest at the Default Rate until full payment of all such accelerated amounts.

     By acceptance of this Note as evidence of Maker's obligation to repay to Holder the amounts evidenced hereby, Holder acknowledges and agrees that all amounts owing hereunder (principal, interest and other) shall be subordinated and be junior in right of payment to all of Maker's obligations to Heller Financial, Inc. ("HELLER") and/or Wells Fargo HSBC Trade Bank N.A. ("WELLS FARGO") relating to present or future loans or other credit accommodations made to Maker. If an event of default under Maker's loan agreements with either Heller or Wells Fargo has occurred and is continuing, then Holder shall not be entitled to and shall not accept any payment from Maker with respect to this Note unless and until (i) all of Maker's obligations to Heller and/or Wells Fargo, as applicable, under such agreements have been satisfied in full or (ii) Heller and/or Wells Fargo, as applicable, consents in writing thereto; PROVIDED, HOWEVER, that nothing contained herein shall be deemed to prohibit the Secured Party (defined below) from exercising its rights under the Security and Pledge Agreement referred to below (including, without limitation, foreclosing upon any or all of the collateral provided for therein). Further, by acceptance hereof, Holder hereby waives any and all rights, defenses or protections that may otherwise be available to him as a surety under applicable law, including, without limitation, any right, defense or protection available to sureties by reason of the Texas Civil Code.

     All persons or corporations now or at any time liable for payment of the indebtedness evidenced hereby for themselves, their heirs, legal representatives, successors and assigns, respectively, expressly waive presentment for payment, demand, notice of dishonor, protest,

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notice of protest and diligence in collection, and consent that the time of said payments may be extended by Holder without in any way modifying, altering, releasing, affecting, or limiting their respective liability for the indebtedness evidenced hereby.

     If this Note is not paid when due (whether at scheduled maturity, by acceleration or otherwise), Maker promises to pay all costs of collection including, without limitation, reasonable attorneys' fees, incurred by Holder, whether or not suit is filed hereon.

     This Note may be prepaid by Maker, in whole at any time or in part from time to time, without payment of any premium or penalty on fifteen (15) days prior notice to Holder of such election to prepay. In addition, Maker agrees to use the net proceeds of any equity offering to prepay this Note. Maker also agrees to use a portion of the proceeds of this Note to satisfy in full its current financial obligations to Air Shop Ltd., a New York corporation ("AIR SHOP"), pursuant to that certain letter agreement between Maker and Air Shop dated October 17, 1997, with regard to the acquisition of certain shares of the capital stock of Air Shop by Maker. Maker further agrees to reimburse Holder for his reasonable and documented out-of-pocket expenses (not to exceed $5,000) incurred in connection with the negotiation of this Note and the transactions related thereto.

     Maker's obligations under this Note are secured by a Security and Pledge Agreement between Maker and Secured Party (as therein defined) dated as of even date herewith. The due date of the Note may be accelerated in accordance with the terms of such Security and Pledge Agreement.

     HOLDER'S RIGHTS UNDER THIS NOTE ARE ALSO SUBJECT TO AN INTERCREDITOR AGREEMENT DATED AS OF EVEN DATE HEREWITH AND MAY ONLY BE EXERCISED IN ACCORDANCE THEREWITH.

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     No provision of this Note is intended to or shall require or permit Holder, directly or indirectly, to take, collect or receive in money, goods or any other form, any interest (including amounts deemed by law to be interest) in excess of the maximum rate of interest permitted by applicable law. If any amount due from or paid by Maker shall be determined by a court of competent jurisdiction to be interest in excess of such maximum rate, Maker shall not be obligated to pay such excess and, if paid, such excess shall be applied against the unpaid principal balance of this Note or, if and to the extent that this Note has been paid in full, such excess shall be remitted by Holder to Maker.

     Holder may pursue any rights and remedies as the holder of this Note or under any security agreement, pledge, guaranty or other collateral documents, including, without limitation, the Security and Pledge Agreement, independently or concurrently; PROVIDED, HOWEVER, that only Secured Party may exercise the rights granted to Secured Party under the Security Agreement; and PROVIDED FURTHER that Holder's rights hereunder must be exercised in accordance with and subject to the conditions set forth in the Intercreditor Agreement. All rights, remedies or powers herein conferred upon Holder or conferred by the Security and Pledge Agreement or any other collateral document shall, to the extent not prohibited by law, be deemed cumulative and not exclusive of any others thereof, or any other rights, remedies or powers available to Holder. No delay or omission of Holder to exercise any right, remedy or power shall impair the same or be construed to be a waiver of any default or an acquiescence thereto. No waiver of any default shall extend to or affect any subsequent default or impair any rights, remedies or powers available to Holder. No single or partial exercise of any right, remedy or power shall preclude other or future exercise thereof by Holder.

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     This Note has been negotiated in substantial part in the State of Texas and all questions with respect to the Note and the rights and liabilities of the parties will be governed by the laws of Texas in all respects, including matters of construction, validity, enforcement and performance, regardless of the choice of law provisions of Texas or any other jurisdiction. Any and all disputes between the parties which may arise pursuant to this Note not resolved by them will be heard and determined before an appropriate federal or state court located in Houston, Texas. The parties hereto acknowledge that such courts have the jurisdiction to interpret and enforce the provisions of this Note and the parties waive any and all objections that they may have as to personal jurisdiction or venue in any of the above courts.

                                   JALATE, LTD.,
                                   a California corporation

                                   By: /s/ Frederick A. Findley
                                       ----------------------------------
                                       Frederick A. Findley
                                       Vice President and Chief
                                       Financial Officer

Accepted:

/s/ William M. DeArman
--------------------------------
William M. DeArman

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